Shutterstock Names Jarrod Yahes as Chief Financial Officer

New York, NY, November 18, 2019 - Shutterstock, Inc. (NYSE: SSTK), a leading global technology company offering a creative platform for high-quality content, tools and services, today announced Jarrod Yahes is joining the Company as Chief Financial Officer, effective December 9th, 2019. In this role, Yahes, will lead Shutterstock’s Finance, Investor Relations, and Accounting functions. Jarrod will drive financial strategy and report to Jon Oringer, Shutterstock's Founder and CEO.

“Jarrod’s expertise in financial management and strategic growth, as well as his industry experience will be invaluable to our continued success as our company evolves,” said Oringer. “We are pleased to welcome Jarrod to our leadership team and look forward to his contributions to our business.”

Yahes brings more than 20 years of financial experience to Shutterstock. He is an accomplished executive having previously built finance and accounting teams, executed an IPO and led numerous strategic mergers and acquisitions. Additionally, Yahes has significant experience with public-company controls, reporting processes and investor relations.

“Shutterstock’s vibrant business and sustained growth over the last 16 years is commendable,” said Jarrod. "I look forward to implementing additional efficiencies and strategies to solidify its position for long-term success and further its vision of being the leading creative platform in the market."

Since October 2016, Yahes has served as the Chief Financial Officer at Zeta Global, a marketing technology company. Previously, he was the Chief Financial Officer at Jackson Hewitt, a provider of tax preparation services and he has served in multiple capacities at ExlService Holdings, an operations management and analytics company, where he advanced to Senior Vice President, Controller. Earlier, Yahes worked at Citi in the Global Technology Investment Banking group and started his career with Ernst & Young LLP. He earned a B.S. in applied economics from Cornell University and an MBA from the University of California at Berkeley.

About Shutterstock, Inc.
Shutterstock, Inc. (NYSE: SSTK), directly and through its group subsidiaries, is a leading global provider of high-quality licensed photographs, vectors, illustrations, videos and music to businesses, marketing agencies and media organizations around the world. Working with its growing community of over 1 million contributors, Shutterstock adds hundreds of thousands of images each week, and currently has more than 297 million images and more than 16 million video clips available.

Headquartered in New York City, Shutterstock has offices around the world and customers in more than 150 countries. The company’s brands also include Bigstock, a value-oriented stock media offering; Shutterstock Custom, a custom content creation platform; Offset, a high-end image collection; PremiumBeat, a curated royalty-free music library; and Shutterstock Editorial, a premier source of editorial images for the world's media.
For more information, please visit www.shutterstock.com and follow Shutterstock on Twitter and on Facebook.

Press Contact
Niamh Hughes and Krystina Puleo
press@shutterstock.com
917-563-4991